UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 11, 2025

FIRST FOUNDATION INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36461	20-8639702
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

200 Crescent Court, Suite 1400
Dallas, Texas	75201
(Address of Principal Executive Offices)	(Zip Code)

(469) 638-9636

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	FFWM	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported, First Foundation Inc. (the “Company”) and its wholly-owned subsidiary, First Foundation Bank (the “Bank”), appointed Thomas C. Shafer as Chief Executive Officer on November 21, 2024. On February 11, 2025, the Company and the Bank entered into an Employment Agreement with Mr. Shafer, with an initial term commencing on February 11, 2025 and ending on March 15, 2028 (the “Shafer Employment Agreement”). The term of the Shafer Employment Agreement will automatically renew for single one-year terms absent notice by any party of non-renewal. Pursuant to the Shafer Employment Agreement, Mr. Shafer will receive an annual base salary of $1,090,000, subject to annual adjustment, but not reduction, at the discretion of the Board of Directors or its Compensation Committee. In addition, during each fiscal year during the term, Mr. Shafer will be entitled to an annual discretionary incentive opportunity equal to 150% of his then-current annual base salary, one-half of which will be in the form of an annual cash bonus and one-half of which will be in the form of performance restricted stock units. Each of such annual cash bonus and performance restricted stock unit award will be earned and paid based on the terms and conditions (including achievement of performance metrics) determined by the Board of Directors in its sole discretion; provided that with respect to the 2025 fiscal year, Mr. Shafer will be entitled to receive a cash bonus of not less than $500,000. Mr. Shafer will also be eligible to participate in the other benefit programs of the Company and the Bank available to executive employees generally.

If Mr. Shafer’s employment is terminated without cause or Mr. Shafer terminates his employment for good reason (in each case, as defined in the Shafer Employment Agreement), then he will be entitled to a lump sum payment equal to the lesser of (i) 12 months of his annual base salary and (ii) the aggregate base salary that would have been paid to him for the remainder of the term of the Shafer Employment Agreement if such remaining term is shorter than 12 months. In the event of termination of Mr. Shafer’s employment due to his death, his beneficiaries will be paid an amount equal to 100% of his base annual salary at the rate in effect immediately prior to his death. If Mr. Shafer’s employment is terminated for cause or due to the expiration of the term of the Shafer Employment Agreement, he will not be entitled to any severance compensation.

Also as previously reported, the Company appointed Simone Lagomarsino as President on September 3, 2024, and the Bank appointed Ms. Lagomarsino as President on July 8, 2024. On February 11, 2025, the Company and the Bank entered into an Employment Agreement with Ms. Lagomarsino, with an initial term commencing on February 11, 2025 and ending on December 31, 2026 (the “Lagomarsino Employment Agreement”). Pursuant to the Lagomarsino Employment Agreement, Ms. Lagomarsino will receive an annual base salary of $800,000, subject to annual adjustment, but not reduction, at the discretion of the Board of Directors or its Compensation Committee, and will be eligible to participate in the executive incentive compensation program. Ms. Lagomarsino will also be eligible to participate in the other benefit programs of the Company and the Bank available to executive employees generally.

If Ms. Lagomarsino’s employment is terminated without cause or Ms. Lagomarsino terminates her employment for good reason (in each case, as defined in the Lagomarsino Employment Agreement), then she will be entitled to a lump sum payment equal to the lesser of (i) 12 months of her annual base salary and (ii) the aggregate base salary that would have been paid to her for the remainder of the term of the Lagomarsino Employment Agreement if such remaining term is shorter than 12 months. In the event of termination of Ms. Lagomarsino’s employment due to her death, her beneficiaries will be paid an amount equal to 100% of her base annual salary at the rate in effect immediately prior to her death. If Ms. Lagomarsino’s employment is terminated for cause or due to the expiration of the term of the Lagomarsino Employment Agreement, she will not be entitled to any severance compensation.

The foregoing descriptions of the Shafer Employment Agreement and the Lagomarsino Employment Agreement are not intended to be complete and are qualified in their entirety by reference to such agreements, copies of which are attached as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Employment Agreement, dated February 11, 2025, among First Foundation Inc., First Foundation Bank and Thomas C. Shafer
10.2	Employment Agreement, dated February 11, 2025, among First Foundation Inc., First Foundation Bank and Simone Lagomarsino
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST FOUNDATION INC.

Date: February 13, 2025	By:	/s/ THOMAS C. SHAFER
Thomas C. Shafer
Chief Executive Officer

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